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                                                                     EXHIBIT 3.2





                                     BYLAWS

                                       OF

                              INFOCURE CORPORATION
                            (A Delaware Corporation)




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                               TABLE OF CONTENTS

ARTICLE 1.   SHAREHOLDERS' MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.1  Annual Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.2  Special Meetings of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.3  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.4  Voting; Presiding Officer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
        1.5  Quorum; Adjournment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        1.6  Written Consent of the Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2.   DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        2.1  Powers of Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        2.2  Number of Directors; Conduct of Meetings of Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
        2.3  Director Vacancies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        2.4  Meetings of Board; Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        2.5  Written Consent of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        2.6  Telephonic Meetings of Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
        2.7  Removal of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
        2.8  Qualification and Term of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
        2.9  Executive and Other Committees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE 3.   OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.1  Officers; Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.2  Chairman of the Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.3  President . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.4  Secretary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.5  Other Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.6  Removal of Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        3.7  Vacancies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 4.   INDEMNIFICATION AND INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        4.1  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
        4.2  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE 5.   STOCK CERTIFICATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        5.1  Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        5.2  List of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        5.3  Transfers of Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
        5.4  Lost Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE 6.   SEAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
        6.1  Seal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE 7.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
        7.1  Voting of Securities Owned by the Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

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
ARTICLE 8.  AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
        8.1 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9


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                                     BYLAWS

                                       OF

                              INFOCURE CORPORATION
                            (A Delaware Corporation)




                       ARTICLE 1.  SHAREHOLDERS' MEETINGS

         1.1 Annual Meetings of Shareholders. The annual meeting of the Shareholders of the Corporation shall be held within the first five months after the end of each fiscal year of the Corporation at such time and place, within or without the State of Delaware, as may from time to time be fixed by the Board; provided that the failure to hold the annual meeting shall not work a forfeiture of or otherwise affect valid corporate acts.

         1.2 Special Meetings of Shareholders. Special meetings of the Shareholders may be called at any time by the Board, the Chairman of the Board, if any, or the President, or by the Corporation upon the written request of the holder or holders of at least 25 percent of the outstanding shares of stock of the Corporation. Special meetings of the Shareholders shall be held at such time and place, within or without the State of Delaware, as may be determined by the Board, Chairman, President or the Corporation calling the meeting.

         1.3 Notice. The Secretary or an Assistant Secretary or the Board, Chairman, President or the Corporation calling the meeting shall cause to be delivered a written notice of the place, day and time of each meeting of the Shareholders, not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by first class mail, to each Shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with first class postage thereon prepaid, addressed to the Shareholder at his [or her] address as it appears on the stock records of the Corporation. The notice of a special meeting of the Shareholders shall state the purpose or purposes for which the meeting is called. Notice of a meeting of the Shareholders need not be given to any Shareholder who signs a waiver of notice, either before or after the meeting. Attendance of a Shareholder at a meeting, either in person or by proxy, shall of itself constitute waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, and the manner in which it has been called or convened, except when a Shareholder attends the meeting solely for the purpose of stating, at the beginning of the meeting, any such objection or objections to the transaction of business.

         1.4 Voting; Presiding Officer. Except as otherwise required by statute, by the Certificate of Incorporation or by the Bylaws, at any meeting of the Shareholders, each Shareholder of the Corporation entitled to vote shall have one vote, in person or by proxy, for each share of stock having voting rights standing in the name of the Shareholder on the books of the Corporation at the record date fixed or otherwise determined for such meeting. Unless otherwise determined by the Board of Directors, the Chairman of the Board shall preside at meetings of the Shareholders or, if there is no Chairman of the Board or if the Chairman of the Board is absent, the President shall preside at meetings of the Shareholders.

         1.5 Quorum; Adjournment. At all meetings of the Shareholders, a majority of the outstanding shares of stock of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business, and, except as otherwise required by law or by the Bylaws, all resolutions adopted and business transacted shall require the favorable vote of a majority of the shares of stock represented at the meeting and entitled to vote on the subject matter except that directors shall be elected by a plurality of the votes. The holders of a majority of the shares of stock represented at a meeting, whether or not a quorum is present, may adjourn such meeting from time to time. If a quorum is not present, the holders of the shares of stock present in person or represented by proxy at the meeting, and entitled to vote, shall have the power, by the affirmative vote of the holders of such shares of stock which represent a majority of the votes which may be cast by the holders of such shares of stock, to adjourn the meeting to another time and/or place. Unless the adjournment is for more than thirty (30) days or unless a new record date is set for the adjourned meeting, no notice of the adjourned meeting need be given to any Shareholder provided that the time and place of the adjourned meeting were announced at the meeting at which the adjournment was taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

         1.6 Written Consent of the Shareholders. Any action required to be taken at a meeting of the Shareholders of the Corporation, or any action that may be taken at a meeting of the Shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice shall be given of the taking of corporate action without a meeting by less than unanimous written consent to those Shareholders on the record date who have not consented in writing. For purposes of written consent by the Shareholders, the record date for determining Shareholders entitled to take action pursuant to this Section
1.6 shall be the date when the consent is first executed and the action shall be deemed taken when executed by the last necessary consent.


                             ARTICLE 2.  DIRECTORS

         2.1 Powers of Board. Subject to the Certificate of Incorporation and these Bylaws, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

         2.2 Number of Directors; Conduct of Meetings of Board. The Board shall consist of five (5) directors. A majority of said directors shall constitute a quorum for the transaction of business. Except as otherwise provided in the Bylaws, all resolutions adopted and all business transacted by the Board shall require the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. The Chairman of the Board or, in his absence, and if the President is a director, the President shall preside at all meetings of the Board. If the Chairman of the Board is not present and if the President is not present or is not a director, the Board shall select a director as chairman for each meeting.

         2.3 Director Vacancies. Except as otherwise provided in this Section 2.3, any vacancy occurring in the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board, or by the sole remaining director, as the case may be, or, if the vacancy is not so filled, or if no director remains, by the Shareholders. Any vacancy arising as a result of the removal of a director by the Shareholders may be filled by the Shareholders or, if the Shareholders so authorize, by the remaining director or directors, but only for the unexpired term of his or her predecessor in office. The Board may fill a vacancy created by an increase in the number of directors resulting from an amendment of Section 2.2, but only for a term of office continuing until the next annual election of directors by the Shareholders and the election and qualification of a successor.

         2.4 Meetings of Board; Notice. The Board shall meet annually promptly following the annual meeting of the Shareholders; provided that the failure to hold the annual meeting shall not work a forfeiture or otherwise affect valid corporate acts. The Board may establish the time, date and place for the regular and special meetings of the Board of Directors. Special meetings of the Board may also be called at any time by the Chairman of the Board, the President, or by any two directors, on two business days' notice, which may be given by personal delivery, over night courier, first class mail, telephone, facsimile transmission, telegram or cablegram. The notice shall be deemed given when delivered to the business address of the director or to the address of the director as it appears on the stock records of the Corporation. Notice of a special meeting may be waived by an instrument in writing. Attendance of a director at a meeting shall constitute a waiver of notice of the meeting and waiver of any and all objections to the place of the meeting, the time of the meeting and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any such objection or objections to the transaction of business. Any meeting of the Board may be held at such date, time and place as may be determined by the person or persons calling the meeting.

         2.5 Written Consent of Directors. Any action required to be taken at a meeting of the Board, or any action that may be taken at a meeting of the Board, may be taken without a meeting if a consent in writing setting forth the action taken shall be signed by all the directors and shall be filed with the minutes of the proceedings of the directors.

         2.6 Telephonic Meetings of Board. Any action required to be taken at a meeting of the Board, or any action that may be taken at a meeting of the Board, may be taken at a meeting held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting. In all other respects the provisions of Article Four of the Bylaws with respect to meetings of the Board shall apply to such a meeting.

         2.7 Removal of Directors. At any meeting of the Shareholders with respect to which notice of such purpose has been given, the entire Board or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of stock of the Corporation entitled to vote.

         2.8 Qualification and Term of Directors. Each director shall be a natural person at least eighteen (18) years old. The term of a director elected by the Shareholders or by the Board to fill a vacancy continues until the next annual meeting of Shareholders and until a successor is elected and qualifies or until a decrease occurs in the number of directorships.

         2.9 Executive and Other Committees. The Board may designate, by resolution, from among its members an audit committee and a compensation committee and one or more other committees, each consisting of one or more directors, subject to the following:

                 (a) Subject to the certificate of incorporation, the bylaws and the Delaware General Corporation law, each such committee shall have and may exercise, consistent with and to the extent provided in the resolution of the Board designating such committee, all the authority of the Board.

                 (b) Each member of any such committee shall hold office until the next regular annual meeting of the Board following his/her designation and until his/her successor is designated, elected and qualified. Any vacancy in any such committee may be filled by a resolution adopted by a majority of the Board. The Board by resolution adopted by a majority of the Board may designate one or more directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee or remove a member in its sole discretion. Any member of any such committee may be removed at any time with or without cause by resolution adopted by a majority of the Board. Any member of any such committee may resign from such committee at any time by giving written notice to the Chairman of the Board, if any, the President or Secretary of the Corporation, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

                 (c) Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the holding of its meetings and the conduct of its business, subject to the following: (i) a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business; (ii) the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee; and (iii) in other respects each committee shall hold its meetings and conduct its business in the same manner as does the Board pursuant to Article Two of the Bylaws (including, without limitation, the taking of action without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of such committee and be filed with the minutes of the proceedings of such committee). Each such committee shall keep minutes or other records of its proceedings and shall report its actions to the Board as requested and at regularly scheduled meetings of the Board.

                              ARTICLE 3.  OFFICERS

         3.1 Officers; Election. The Board shall elect a Chairman of the Board, a President, and a Secretary and may elect one or more Vice Presidents, and such other officers or assistant officers as the Board shall determine. Any two or more offices may be held by the same person.

         3.2 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Shareholders and of the Board. The Chairman of the
Board shall be the chief executive officer of the Corporation.   The chief
executive officer shall have general and active management of the operations of the Corporation and shall have such other powers as may from time to time be delegated to him/her by the Board.

         3.3 President. The President shall be the chief operating officer of the Corporation and shall have such powers as may be delegated to him/her by the Chairman of the Board or by the Board.

         3.4 Secretary. The Secretary shall keep minutes of all meetings of the Shareholders and Board, shall have charge of the minute books, stock records and seal of the Corporation, shall have the authority to certify as to the corporate books and records, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the President or the Board.

         3.5 Other Officers. The other officers, if any, shall perform such duties and exercise such powers as the Chairman of the Board or the Board shall request or delegate and, unless the Board or the Chairman of the Board otherwise provides, shall perform such other duties as are generally performed by officers in such position.

         3.6 Removal of Officers. Any officer or assistant officer elected by the Board may be removed by the Board with or without cause, in its sole discretion.

         3.7 Vacancies. Any vacancy, however occurring, in any office may be filled by the Board.

                   ARTICLE 4.  INDEMNIFICATION AND INSURANCE

         4.1  Indemnification.

                 (a) General. The Corporation shall indemnify each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted under Section 145(a), (b) and (c) of the

Delaware General Corporation Law ("DGCL"), including all amendments hereafter adopted and any other provisions of the laws of the State of Delaware.

                 (b)  Interim Payment of Expenses.

                          Directors:  Expenses incurred by a person who is or
was a director of the Corporation (including heirs, executors, administrators or estate of such person) or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in defending a civil or criminal, administrative or investigative action, suit, or proceeding for which such person may be entitled to indemnification under the provisions of subparagraph (a) above shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount, unless it is ultimately determined that he/she is entitled to be indemnified by the Corporation as authorized in, or as permitted by, this Article Four or under the DGCL.

                          Officers.  Expenses incurred by a person who is or
was an officer of the Corporation (including heirs, executors, administrators or estates of such persons) in defending a civil or criminal, administrative or investigative action, suit or proceeding for which such officer may be entitled to indemnification pursuant to subparagraph (a) above shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, except an action, suit or proceeding brought by the Corporation or any subsidiary against such person, upon receipt of an undertaking by or on behalf of such officer to repay such amount, unless it is ultimately determined that the officer is entitled to be indemnified by the Corporation as authorized in or permitted by this Article Four or under the DGCL.

                 (c) Procedure. If any such indemnification is requested pursuant to the foregoing, the Board shall cause a determination to be made (unless a court has ordered the indemnification or indemnification is required by DGCL Section 145(b)) pursuant to DGCL Section 145(d) as to whether indemnification of the party requesting indemnification is proper in the circumstances because he/she has met the applicable standard of conduct set forth in DGCL Section Section 145(a), or (b) or (c). Upon any such determination that such indemnification is proper, the Corporation shall make indemnification payments of liability, cost, payment or expense asserted against, or paid or incurred by, him/her in his/her capacity as such a director or officer to the maximum extent permitted by the DGCL.

                 (d) Subsequent Amendment. No amendment, termination, recision or other elimination of this Article Four or of any relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights to indemnification under this Article Four with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination, recision or other elimination.

                 (e) Other Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article Four, shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under any applicable law, agreement, vote of Shareholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in any other capacity while holding office of or while employed by the Corporation; provided, however, that indemnification shall not be permitted (i) for any breach of the director's duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174, or (iv) for any transaction from which the director derived an improper personal benefit. Nothing contained in this Article Four shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements which provide indemnification rights and procedures permitted by the DGCL.

                 (f) Continuation of Right to Indemnification. All rights to indemnification under this Article Four shall continue as to a person who has ceased to be a director, officer, employee or agent, shall inure to the benefit of heirs, executors, administrators and the estate of such person, and shall be deemed to be a contract between the Corporation and each such person or entity. This Article Four shall be binding upon any successor corporation to the Corporation, whether by way of merger, consolidation or otherwise.

                 (g) Savings Clause. If this Article Four or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify persons or entities specified in this Article Four to the full extent permitted by any applicable portion of this Article Four that shall not have been invalidated and to the full extent permitted by applicable law.

         4.2 Insurance. The Corporation may purchase and maintain insurance at its expense, to protect itself and any such person against any such liability, cost, payment or expense whether or not the Corporation would have the power to indemnify such person or entity against such liability.

                         ARTICLE 5.  STOCK CERTIFICATES

         5.1 Stock Certificates. Stock certificates shall be signed by the Chairman of the Board, the President or a Vice President and the Secretary or an Assistant Secretary (any of which signatures may be a facsimile), and the seal of the Corporation or a facsimile of it shall be affixed to the stock certificates.

         5.2 List of Shareholders. The Corporation shall maintain an alphabetical record of the names and addresses of its Shareholders and the number of shares of stock held by each, which shall be maintained and made available in accordance with the DGCL.

         5.3 Transfers of Stock. Transfers of stock of the Corporation shall be made in the stock records of the Corporation upon surrender of the certificate for such stock signed by the person in whose name the certificate is registered or on behalf by a person legally authorized to so sign (or accompanied by a separate stock transfer power so signed) and otherwise in accordance with and subject to the applicable provisions of the Uniform Commercial Code as in effect in the State of Delaware and the DGCL, and subject to such other reasonable and lawful conditions and requirements as may be imposed by the Corporation.

         5.4 Lost Certificates. The Chairman of the Board or the President may cause to be issued a new stock certificate in place of any certificate or certificates previously issued by the Corporation and alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed and, if the Chairman of the Board or President or the Board in their sole discretion deems it appropriate, the delivery of a commercial indemnity bond issued by a company approved by the Board or in such sum as he [or she] may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

                                ARTICLE 6.  SEAL

         6.1 Seal. The seal of the Corporation shall be in such form as the Board may from time to time determine. In the event it is inconvenient to use such a seal at any time, the words "Corporate Seal" or the word "Seal" accompanying the signature of an officer signing for and on behalf of the Corporation shall be the seal of the Corporation. The seal shall be in the custody of the Secretary and affixed by him/her on the stock certificates and such other papers as may be directed by law, by the Bylaws or by the Board.


                           ARTICLE 7.  MISCELLANEOUS

         7.1 Voting of Securities Owned by the Corporation. The Chairman of the Board, if any, the President, any Vice-President, the Secretary, or the Treasurer, if any, of the Corporation or such other person or entity designated by the Board shall have authority to vote such shares of stock or other securities of another entity owned by the Corporation and to execute proxies and written waivers and consents in relation thereto.

                             ARTICLE 8.  AMENDMENT

         8.1 Amendment. The Bylaws may be amended at any meeting of the Shareholders by the affirmative vote of a majority of the issued and outstanding stock of the Corporation, or at any meeting of the Board of the Corporation by an affirmative vote of a majority of the number of directors then serving. The Shareholders may prescribe that any or all provisions of the Bylaws adopted by them shall not be altered, amended or repealed by the Board.


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